EXHIBIT 4.1(i)

AMENDMENT AGREEMENT NO. 9
TO CREDIT AGREEMENT

     THIS AMENDMENT AGREEMENT (this “Amendment Agreement”) is made and entered into as of this 17th day of May, 2004, by and among INSTEEL INDUSTRIES, INC., a North Carolina corporation (herein called the “Borrower”), BANK OF AMERICA, N.A., a national banking association (the “Agent”), as Agent for the lenders (the “Lenders”) party to the Credit Agreement dated January 31, 2000 as amended by the Amendment Agreement No. 1 to Credit Agreement dated January 12, 2001, by the Supplement to Amendment Agreement No. 1 to the Credit Agreement effective January 12, 2001, by the Amendment Agreement No. 2 to Credit Agreement dated May 21, 2001, by Amendment Agreement No. 3 to Credit Agreement dated August 9, 2001, by Amendment Agreement No. 4 to Credit Agreement dated November 16, 2001, by Amendment Agreement No. 5 to Credit Agreement dated January 28, 2002, by Amendment Agreement No. 6 to Credit Agreement and Equity Appreciation Rights Agreement dated May 10, 2002, by Amendment Agreement No. 7 to Credit Agreement and Equity Appreciation Rights Agreement dated February 18, 2003 and by Amendment Agreement No. 8 to Credit Agreement and Equity Appreciation Rights Agreement dated March 24, 2004 (collectively the “Agreement”) among the Borrower, the Agent, and the Lenders, and the UNDERSIGNED LENDERS.

WITNESSETH:

     WHEREAS, the parties hereto have entered into the Agreement pursuant to which the Lenders have agreed to make loans to the Borrower as evidenced by the Notes (as defined in the Agreement) and to issue Letters of Credit for the benefit of the Borrower; and

     WHEREAS, as a condition to the making of the loans pursuant to the Agreement the Lenders have required that the Subsidiaries of the Borrower guarantee payment of all Obligations of the Borrower arising under the Agreement; and

     WHEREAS, the Borrower has requested that the Lenders further amend the Agreement in the manner described herein; and

     WHEREAS, the Lenders are willing to further amend the Agreement subject to the terms and conditions set forth herein;

     NOW, THEREFORE, the Borrower, the Agent and the Lenders do hereby agree as follows:

     1. Definitions. The term “Agreement” as used herein and in the Loan Documents (as defined in the Agreement) shall mean the Agreement as hereinafter amended and modified. Unless the context otherwise requires, all terms used herein without definition shall have the definition provided therefor in the Agreement.

     2. Amendment to Agreement. Subject to the conditions set forth herein, the Agreement is hereby amended, effective as of the date of this Amendment No. 9 as follows:

     (a) The definition of “Stated Termination Date” in Section 1.1 is hereby amended in its entirety so that as amended it shall read as follows:

     ”‘Stated Termination Date’ means June 4, 2004.”

     (b) The definition of “Term Loan Maturity Date” in Section 1.1 is hereby amended in its entirety so that as amended it shall read as follows:

     ”‘Term Loan Maturity Date’ means June 4, 2004.”

     3. Subsidiary Consents. Each Subsidiary of the Borrower that has delivered a Guaranty to the Agent has joined in the execution of this Amendment Agreement for the purpose of (i) agreeing to the amendment to the Agreement and (ii) confirming its guarantee of payment of all the Obligations.

     4. Wilmington, Delaware Facility. Pursuant to Section 5.4 and Amendment Agreement No. 8, on or before June 4, 2004 Insteel Wire Products Company shall deliver to the Agent a Mortgage with respect to the Wilmington, Delaware facility and the related Mortgage Property Support Documents.

     5. Representations and Warranties. The Borrower hereby represents, warrants and covenants that:

     (a) The representations and warranties made by Borrower in Article VIII of the Agreement are true on and as of the date hereof except that the financial statements referred to in Section 8.6(a) shall be those most recently furnished to each Lender pursuant to Section 9.1;

     (b) There has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries since the date of the most recent financials, other than changes in the ordinary course of business, none of which has been a material adverse change;

     (c) The business and properties of the Borrower and its Subsidiaries are not and have not been adversely affected in any substantial way as the result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo, riot, activities of armed forces, war or acts of God or the public enemy, or cancellation or loss of any major contracts; and

     (d) After giving effect to this Amendment Agreement (including the waivers by the Lenders set forth herein), no event has occurred and no condition exists which, upon the consummation of the transaction contemplated hereby, constitutes a Default or an Event of Default on the part of the Borrower under the Agreement, the Notes or any other Loan Document either immediately or with the lapse of time or the giving of notice, or both.

     6. Amendment Fees. Borrower agrees to pay an amendment fee with respect to this Amendment Agreement of $50,000 which is due and payable upon execution of this Amendment Agreement.

     7. Conditions. This Amendment Agreement shall become effective upon the Borrower delivering or causing to be delivered to the Agent the following:

     (i) five (5) counterparts of this Amendment Agreement duly executed by the Borrower, the Agent and the Lenders and consented to by each of the Subsidiaries;

     (ii) copy of resolutions adopted by the Board of Directors of the Borrower and each Guarantor approving this Amendment Agreement and authorizing its execution certified by the Secretary or Assistant Secretary to be a true and correct copy duly adopted; and

     (iii) all other fees and expenses, including the Agent’s fees, due in connection with this Amendment Agreement.

     8. Acknowledgment; Release. The Borrower and the Guarantors acknowledge that they have no existing defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of any of their respective liability to pay the full indebtedness outstanding under the terms of the Agreement and any other Loan Documents which evidence, guaranty or secure the Obligations. The Borrower and the Guarantors hereby release and forever discharge the Agent, the Lenders and all of their officers, directors, employees, attorneys, consultants and agents from any and all actions, causes of action, debts, dues, claims, demands, liabilities and obligations of every kind and nature, both in law and in equity, known or unknown, whether matured or unmatured, absolute or contingent.

     9. Costs and Expenses. The Borrower agrees to pay all costs and expenses associated with the preparation, due diligence, administration and enforcement of all documentation executed in connection with the Amendment Agreement, including without limitation, the legal fees and out-of-pocket expenses of counsel to the Agent. The Borrower also agrees to pay the expenses of the Agent and the Lenders in connection with Collateral review, field audits and retention of consultants.

     10. Entire Agreement. This Amendment Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. No promise, conditions, representation or warranty, express or implied, not herein set forth shall bind any party hereto, and no one of them has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as in this

Amendment Agreement otherwise expressly stated, no representations, warranties or commitments, express or implied, have been made by any other party to the other. None of the terms or conditions of this Amendment Agreement may be changed, modified, waived or canceled orally or otherwise, except by writing, in the manner provided in the Agreement, specifying such change, modification, waiver or cancellation of such terms or conditions, or of any proceeding or succeeding breach thereof.

     11. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:

INSTEEL INDUSTRIES, INC.

WITNESS:

/s/ Gary D. Kniskern		By:	/s/ Michael C. Gazmarian

Print Name:	Gary D. Kniskern	Name: Title:	Michael C. Gazmarian CFO and Treasurer

/s/ Sheila M. Spencer

Print Name:	Sheila M. Spencer

GUARANTORS:
INSTEEL WIRE PRODUCTS COMPANY
INTERCONTINENTAL METALS CORPORATION

BORROWER:

INSTEEL INDUSTRIES, INC.

WITNESS:

/s/ Gary D. Kniskern		By:	/s/ Michael C. Gazmarian

Print Name:	Gary D. Kniskern	Name: Title:	Michael C. Gazmarian CFO and Treasurer

/s/ Sheila M. Spencer

Print Name:	Sheila M. Spencer

BANK OF AMERICA, N.A., as Agent for the Lenders
By:	/s/ Laura B. Schmuck
Name: Title:	Laura B. Schmuck Assistant Vice President
BANK OF AMERICA, N.A., as a Lender
By:	/s/ John P. McDuffie
Name: Title:	John P. McDuffie Senior Vice President
BANC OF AMERICA STRATEGIC SOLUTIONS, INC., as a Lender
By:	/s/ David H. Strickert
Name:	David H. Strickert

BRANCH BANKING AND TRUST COMPANY
By:	/s/ Richard C.F. Spencer
Name: Title:	Richard C.F. Spencer Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION,
By:	/s/ Elizabeth D. Morris
Name: Title:	Elizabeth D. Morris Director

PNC BANK, N.A., as successor in interest to National Bank of Canada, a Canadian chartered bank
By:	/s/ Robert T. Orzechowski
Name: Title:	Robert T. Orzechowski Assistant Vice President